Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-184515 on Form S-3 of our report dated February 28, 2013 (August 8, 2013 as to Note 33) relating to the consolidated financial statements of Willis Group Holdings Public Limited Company appearing in the Current Report on Form 8-K of Willis Group Holdings Public Limited Company dated August 8, 2013 and of our report dated February 28, 2013 on the effectiveness of Willis Group Holdings Public Limited Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Willis Group Holdings Public Limited Company for the year ended December 31, 2012 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

August 8, 2013